UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2011

NORTHPORT NETWORK SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Washington	000-52728	76-0674579

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite #4200, 601 Union Street

Seattle, Washington 98101

(Address of principal executive offices) (Zip Code)

(206) 652-3451

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On October 7, 2011, the Company held its annual shareholder meeting in Dalian, China at which the following persons were re-appointed to the Board of Directors; Yan Zhao, Zhong Bo Jia, Dr. Jim H. Qian, Jianhua Yu and Xiao Liang Jia. In addition, the appointment of Samuel H. Wong & Co., LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2001 was ratified at the meeting. The Company filed is Definitive Proxy Statement under Schedule 14A with the Securities and Exchange Commission on September 6, 2011 with respect to these actions, and mailed its Proxy Statement to its shareholders on or about that same date.

On October 14, 2011, Dr. Jim H. Qian resigned as Chief Financial Officer, Corporate Secretary and Corporate Treasure for personal reasons, however, he remains a Director of the Company. On that same date, Jianhua Yu, our Chief Operations Officer and Director, was appointed as Chief Financial Officer of the Company.

There are no arrangements or understandings between any of our directors or executive officers pursuant to which such person was or is to be selected as a director (or nominee) or an officer, as applicable. There are no family relationships between or among any of the directors or executive officers of the Company except Yan Zhao and Zhong Bo Jia who are husband and wife, and Xiaoliang Jia who is their son. There has not been any transaction since the beginning of the Company’s last fiscal year, nor is there any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which the new officer had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which the new officer is a party or in which the new officer participates that is entered into or material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 14, 2011

NORTHPORT NETWORK SYSTEMS, INC

By: /s/ Yan Zhao

Name: Yan Zhao

Chairman and Chief Executive Officer